Exhibit 107

CALCULATION OF REGISTRATION FEE TABLES

Form S-8

(Form Type)

Matinas BioPharma Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Equity	Common Stock, $0.0001 par value per share	8,650,778	$0.84	$7,266,654	$674

(1) Covers 8,650,778 shares of common stock issuable under the Matinas BioPharma Holdings, Inc. 2013 Equity Compensation Plan, as amended and restated effective as of May 1, 2014 (the “2013 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminable number of shares of common stock issuable under the 2013 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(2) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low price as reported on the NYSE American on March 30, 2022.